UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2008

DEER VALLEY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Florida	000-05388	20-5256635
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4218 W. Linebaugh Avenue, Tampa, Florida 33624

(Address of Principal Executive Offices) (Zip Code)

(813) 885-5998

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below of the Form 8-K if the filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Unless otherwise indicated or the context otherwise requires, all references below in this Current Report on Form 8-K to “we,” “us,” “Deer Valley” and the “Company” are to Deer Valley Corporation, a Florida corporation, together with its wholly-owned subsidiary, Deer Valley Homebuilders, Inc., an Alabama corporation. Specific discussions or comments relating to Deer Valley Corporation will reference “Deer Valley Corporation,” and those relating to Deer Valley Homebuilders, Inc. will be referred to as “DVH.”

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

DVH renewed and consolidated its existing revolving credit line of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) with Fifth Third Bank, and its existing revolving bridge line of credit of Five Million and No/100 Dollars ($5,000,000.00) Fifth Third Bank (the “Consolidated Facility”). The loan documents for the Consolidated Facility were accepted by Fifth Third Bank on May 8, 2007, effective as of April 12, 2007. The Consolidated Facility is a revolving line of credit in an amount not to exceed Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) evidenced by a revolving credit note and secured by accounts receivable, inventory, equipment and all other tangible and intangible personal property of DVH, and guaranteed by Deer Valley Corporation. The purpose of the Consolidated Facility is to provide working capital and letters of credit required by the terms of certain repurchase agreements and performance bonds entered into in the normal course of DVH’s business. The Consolidated Facility has a one year term and has a variable interest rate at 2.50% above LIBOR. The DVH consolidated loan provides for conditions to meet prior to each advance, including financial ratios.

Item 9.01. Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
10.1	Second Amendment to Loan Agreement

10.2	Renewal and Consolidation Revolving Credit Note

10.3	Continuing Guaranty of Deer Valley Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEER VALLEY CORPORATION

By:	/s/ Charles G. Masters
Name:	Charles G. Masters
Title:	President, Chief Executive Officer
Dated:	May 13, 2008